                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             L.B. Foster Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                              L.B. FOSTER COMPANY

                                               415 Holiday Drive
   [LOGO OF L.B. FOSTER COMPANY]         Pittsburgh, Pennsylvania 15220

                                 ------------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 20, 1999

   To the Stockholders:

     L.B. Foster Company will hold its annual stockholders' meeting at the Pittsburgh Green Tree Marriott, 101 Marriott Drive, Pittsburgh, Pennsylvania on Thursday, May 20, 1999 at 11:00 a.m., local time, for the purposes of:

     1.  Electing a board of five directors for the ensuing year.

     2. Approving the 1998 Long-Term Incentive Plan as amended and restated.

     3. Approving the appointment of Ernst & Young, LLP as our independent auditors for 1999.

     4. Any other matters that properly come before the shareholders at the meeting.

     Only holders of record of common stock at the close of business on March 26, 1999 will be entitled to vote at the meeting or at any adjournment thereof. The stock transfer books will not be closed. The list of stockholders entitled to vote will be available for examination by any stockholder, during ordinary business hours, at the Company's principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania, 15220, for a period of ten days prior to the meeting.

     Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

                                          David L. Voltz
                                          Secretary

   Pittsburgh, Pennsylvania
   April 15, 1999

                              L.B. FOSTER COMPANY

                                 ------------

                                PROXY STATEMENT

                                 ------------

                              GENERAL INFORMATION

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the "Company") for use at the annual meeting of stockholders to be held May 20, 1999 and at any adjournment thereof. This proxy statement, the enclosed form of proxy and the Company's 1998 annual report were mailed to stockholders on or about April 15, 1999. Any proxy given pursuant to this solicitation may be revoked at any time before its use by written notice of revocation delivered to the Company at its principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220, attention: Secretary, or by attendance at the meeting and voting in person.

  The presence, in person or by proxy, of the record holders of a majority of the Company's outstanding common stock is necessary to constitute a quorum. At March 26, 1999, the record date for entitlement to vote at the meeting, there were 9,842,404 shares of common stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 4,921,203 shares. Where a stockholder's proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such stockholders are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

  Only holders of record of the common stock at the close of business on March 26, 1999, are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such stockholders will have one vote for each share held on that date. The common stock does not have cumulative voting rights. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. The approval of the 1998 Long-Term Incentive Plan as amended and restated, the appointment of Ernst and Young, LLP as the Company's independent auditors for 1999 and other matters shall also require that more votes be cast in favor of the item than are cast against the item.

  If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the five nominees named herein as directors, FOR the approval of the 1998 Long-Term Incentive Plan as amended and restated and FOR approval of the independent auditors for 1999.

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by officers or employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses in so doing.

Stock Ownership

  The following table shows the number of shares of common stock beneficially owned by:

  . each person who has reported beneficial ownership of more than 5% of the Company's common stock;

  . each director;

  . each executive officer named in the Summary Compensation Table on page
  10; and

  . the directors and executive officers as a group.

  Information furnished by owners of more than 5% of the Company's common stock is based upon the latest report furnished to the Company and may not be current.

                                                       Number of
                                                        Shares     Percent of
Name                                                   Owned (a)   Shares (b)
----                                                   ---------   ----------
More Than 5% Stockholders:
 The TCW Group, Inc. (c)                                722,900       7.34

 Dimensional Fund Advisors, Inc. (c)                    747,300(d)    7.59

 Quaker Capital Management Corp. (c)                    548,700(e)    5.57

Directors:
 Lee B. Foster II                                       324,232       3.24

 Henry J. Massman IV                                     10,083       0.10

 John W. Puth                                            77,000       0.78

 William H. Rackoff                                      32,000       0.32

 Richard L. Shaw                                         38,000       0.38

Executive Officers:
 Dean A. Frenz
  Senior Vice President--Rail Distribution Products      65,307       0.66

 Stan L. Hasselbusch
  Executive Vice President and Chief Operating Officer   60,745       0.61

 Roger F. Nejes
  Senior Vice President--Finance and Administration      59,605       0.60

 Henry M. Ortwein, Jr.
  Senior Vice President--Rail Manufactured Products      40,315       0.41

 All Directors and Executive Officers as a Group        896,541       8.66

------
(a) This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned by him. It includes shares which the named person or group had the right to acquire within 60 days after March 26, 1999 through the exercise of stock options (170,000 for Mr. Foster, 10,000 for Mr. Massman, 35,000 for Mr. Puth, 20,000 for Mr. Rackoff, 35,000 for Mr. Shaw, 50,000 for Mr. Frenz, 48,000 for Mr. Hasselbusch, 37,500 for Mr. Nejes, 25,000 for Mr. Ortwein and 515,500 for the directors and executive officers of the Company as a group).

(b) The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after March 26, 1999 have been acquired and are outstanding.

(c) The address of the TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, CA 90017, the address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401 and the address of Quaker Capital Management Corp. is 401 Wood Street, Suite 1300, Pittsburgh, PA 15222.

(d) These shares reportedly are owned by investment advisory clients for which Dimensional Fund Advisors, Inc. serves as investment manager.

(e) Quaker Capital Management Corporation employees reportedly own directly 131,000 of these shares. The remainder reportedly are owned by investment advisory clients for which Quaker Capital Management Corporation serves as investment manager.

                             ELECTION OF DIRECTORS

  A board of five directors is to be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees are currently serving on the Board of Directors.

       Nominee
       -------
 Lee B. Foster II    Mr. Foster, age 52, has been President, Chief Executive
                     Officer and a director of the Company since 1990. Mr.
                     Foster is a director of MotivePower Industries, Inc., a
                     manufacturer of locomotives and engineered locomotive
                     components.

 Henry J. Massman IV Mr. Massman, age 36, has been a director of the Company since November, 1998. He has been President and Chief
                     Executive Officer of Massman Construction Co., Inc., a heavy civil, bridge and marine contractor, since 1988.

 John W. Puth        Mr. Puth, age 70, has been a director of the Company since
                     1977. He has been President of J.W. Puth Associates, an
                     industrial consulting company, since 1989. Mr. Puth is a
                     director of Lindberg Corporation (industrial
                     heat treating), BWAY Corporation (a container
                     manufacturer), US Freightways, Inc. (trucking and freight
                     forwarding), Allied Products Corp. (manufacturer of farm
                     equipment and large presses), and A.M. Castle, Inc.
                     (metals distributor).

 William H. Rackoff  Mr. Rackoff, age 50, has been a director of the Company since 1996. Mr. Rackoff has been President of Asko, Inc., which manufactures custom engineered tooling for the metalworking industry, since 1981 and became Chief
                     Executive Officer of Asko, Inc. in 1995.

 Richard L. Shaw     Mr. Shaw, age 71, has been a director of the Company since
                     1992. He has served as Chairman of the Board of Michael
                     Baker Corporation, an engineering and construction
                     company, since 1991. Mr. Shaw was Chief Executive Officer
                     of Michael Baker Corporation from 1984 until May 1992 and
                     from September 1993 until October 1994.

  The foregoing nominees were nominated by the Board of Directors and have expressed their willingness to serve as directors if elected. However, should any of such persons be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

Board and Committee Meetings

  The Board of Directors held ten meetings during 1998, including five telephonic meetings. Each incumbent nominee attended more than seventy-five percent of the total number of meetings held by the Board of Directors and the committees of the Board on which he served.

  Messrs. Foster and Puth constitute the Executive Committee of the Board of Directors. The Finance and Audit Committee is composed of Messrs. Shaw (Chairman), Puth and Rackoff, the Personnel & Compensation Committee is composed of Messrs. Puth (Chairman), Massman and Shaw, and the Option Committee is composed of Messrs. Puth, Rackoff and Shaw.

  The Finance and Audit Committee, which held two meetings during 1998, is responsible for reviewing, with the independent auditors and management, the work and findings of the auditors as well as the effectiveness of the Company's internal auditing department and the adequacy of the Company's internal controls and the accounting principles employed in financial reporting. The Personnel & Compensation Committee, which met on five occasions in 1998, is responsible for reviewing and approving all general employee benefit programs and recommending for approval officer compensation and organizational changes. The Option Committee, which met three times, including one telephonic meeting, in 1998, is responsible for the administration of the Company's stock option plan. The Company has no standing nominating committee of the Board of Directors. The Executive Committee did not meet in 1998.

Directors' Compensation

  Outside directors are paid a base annual fee of $14,000, plus $1,000 for each board meeting attended and $500 for each committee meeting attended. During 1998, Messrs. Puth, Rackoff and Shaw were each awarded non-qualified stock options to purchase up to 10,000 shares of common stock at an exercise price of $4.38 per share and Mr. Massman was awarded non-qualified stock options to purchase up to 10,000 shares of common stock at an exercise price of $6.00 per share. In addition, each outside director, other than Mr. Massman, received 1,000 shares of the Company's common stock for services during 1998; Mr. Massman received 83 shares of common stock for his services in 1998, which services commenced with his appointment to the Board in November, 1998. No compensation is paid for participating in special telephonic meetings or executing unanimous consents in lieu of meetings. If the Company's stockholders approve the 1998 Long-Term Incentive Plan as amended and restated, each outside director, commencing with the annual shareholders' meeting in the year 2000, automatically shall be awarded annually a non-qualified option to acquire up to 5,000 shares of the Company's common stock. See "Approval of the 1998 Long-Term Incentive Plan as Amended and Restated" at page 6. Management directors receive no separate compensation for their services as directors.

                 APPROVAL OF THE 1998 LONG-TERM INCENTIVE PLAN
                            AS AMENDED AND RESTATED

  The 1985 Long-Term Incentive Plan, as amended and restated ("1985 Plan"), provides for the granting of options to acquire up to 1,500,000 shares of the Company's common stock. As of March 26, 1999, there were only 25,550 shares available for future option grants under the 1985 Plan.

  On October 23,1998, the Board of Directors adopted the 1998 Long-Term Incentive Plan which provided for the issuance of options to acquire up to 25,000 shares of the Company's common stock. Options to acquire 25,000 shares of common stock were subsequently awarded to outside directors of the Company and there are no additional shares available fur further option grants under this plan. On February 24, 1999, the Board of Directors adopted, subject to shareholder approval, an amended and restated 1998 Long-Term Incentive Plan (the "Plan") which, among other things, increased the number of shares of common stock which may be issued under the Plan from 25,000 to 450,000.

  The purpose of the Plan is to provide financial incentives for selected key personnel and directors and to enable the Company to offer competitive compensation to them.

Administration

  The Plan is administered by a committee consisting of either (a) at least two "non-employee" directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) or (b) the full Board of Directors. The Committee currently consists of Messrs. Puth, Rackoff and Shaw. Within the parameters set forth in the Plan, the Committee has the authority to determine those key employees or directors who shall receive a discretionary award and the terms and conditions of each such award. The Committee may also prescribe regulations for the operation of the Plan and interpret the Plan and option agreements issued under the Plan. In addition to discretionary awards made by the Committee, non-employee directors automatically shall be awarded options to acquire up to 5,000 shares of common stock after each annual shareholders meeting, beginning in the year 2000. These automatic awards are described below under "Automatic Stock Options."

General

  Up to 450,000 shares of common stock of the Company may be issued under the Plan, which may include newly issued or treasury shares. An option's exercise price must be at least the closing market price of the shares on the day before the option is granted. Each option must be evidenced by a stock option agreement in a form prescribed by the Committee. Options granted under the Plan are not transferable other than by will or the laws of descent and distribution.

  The number and price of shares subject to outstanding options are subject to appropriate adjustment for stock splits, stock dividends, reverse splits, reclassifications and other similar events. The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all plans of the Company) shall not exceed $100,000.

  Awards under the Plan consist of incentive stock options ("ISOs") and non-qualified stock options ("NSOs"). Under the current tax law, only NSOs may be granted to non-employee directors.

Automatic Stock Options

  Commencing in the year 2000, immediately after each annual meeting of shareholders each non-employee director who is elected at the meeting or whose term in office continues after the meeting will automatically be granted an option to purchase up to 5,000 shares of common stock, subject to adjustment for any future stock splits, stock dividends, reverse splits, reclassifications or other similar events (the "Automatic Options"). The Automatic Options will have an exercise price per share equal to the last reported sale price of the common stock on the Nasdaq National Market before the date of the meeting, will have a term of 10 years and will be immediately exercisable. The Automatic Options may be exercised only upon payment to the Company of the full amount of the exercise price of the shares with respect to which the option is exercised. No stock appreciation rights may be awarded in conjunction with an Automatic Option.

  When a director has served less than five years, the director may exercise his or her options only within one year after termination of service, unless the director's service is terminated due to death, disability or retirement with the consent of the Company, in which case the options may be exercised during their full ten year term. A director who has served five years or longer may exercise his or her options during their full ten year term. Notwithstanding the foregoing, if a director is removed for cause, all of his or her options shall immediately terminate.

  Messrs. Massman, Puth, Rackoff and Shaw currently are the Company's non-employee directors.

Discretionary Stock Options

  In addition to the Automatic Options, stock options may be granted to key personnel and directors, including both employee directors and non-employee directors, in the discretion of the Committee ("Discretionary Options"). Discretionary Options granted to directors are hereinafter referred to as "Director Options." Discretionary Options are subject to the following provisions of the Plan, and the terms and provisions of such options need not be uniform:

  . Eligibility

  Discretionary Options may be granted by the Committee to directors or to key employees who occupy a responsible executive, sales, professional or administrative position and, in the Committee's view, have the capacity to contribute to the success of the Company. In addition to the Company's non-employee directors, the Company has 36 employees, out of approximately 529 total employees, whose grade level makes them likely candidates for option awards.

  . Exercise Price

  The exercise price of Discretionary Options is determined by the Committee, but shall be not less than the last reported sale price of the common stock on the Nasdaq National Market before the date of grant. The exercise price is payable in cash or other medium acceptable to the Company.

  . Term

  The term of Discretionary Options is determined by the Committee, but shall not exceed 10 years from the date of grant. Director Options have the same early-termination provisions as Automatic

Options. Except as otherwise provided in the option agreement, all other Discretionary Options will terminate 30 days after termination of the participant's employment with the Company for any reason other than death, disability or retirement with the consent of the Company.

  . Vesting

  Director Options are immediately exercisable. Except as otherwise provided in the option agreement, all other Discretionary Options may be exercised in cumulative annual installments, each for one-fourth of the total optioned shares, commencing one year from the date of grant.

  . Stock Appreciation Rights

  Stock appreciation rights ("SARs") may be awarded at any time prior to six months before a Discretionary Option's expiration date, and shall represent the right to receive payment of an amount not greater than the amount, if any, by which the average of the reported high and low sales prices of the Company's common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. An SAR is exercisable only under the same terms and conditions as the option to which it is related and is exercisable only when the value of a share of Company stock subject to the option exceeds the option exercise price. Exercise of an SAR cancels the related option. Unless the holder instructs otherwise, an SAR shall automatically be exercised on the last trading day prior to expiration of the related option.

Amendments and Termination

  The Board of Directors may at any time amend the Plan or amend any outstanding option for purposes of satisfying the requirements of any changes in applicable laws or regulations or, in the case of Discretionary Options, for any other purpose which may at the time be permitted by law. The Board may not, however, amend the Plan if the amendment would result in Rule 16b-3 becoming inapplicable to any options.

  The Board may terminate the Plan at any time. In the event of a consolidation or merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board, all outstanding stock options and SARs shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (i) make all outstanding options and SARs immediately exercisable or (ii) arrange to have the surviving corporation grant to the participants replacement options and SARs on terms which the Board shall determine to be fair and reasonable.

Federal Income Tax Consequences

  Under the Internal Revenue Code of 1986, as amended, there is no taxable income to an optionee when an ISO is granted to the optionee or when the ISO is exercised. The excess, however, of the fair market value of the underlying shares on the date of exercise over the option exercise price will be an item of tax preference and, accordingly, must be taken into account in determining whether the optionee is subject to the alternative minimum tax for the year of exercise. A portion of the tax preference, however, may be added to the optionee's tax basis for future alternative minimum tax purposes. If the optionee disposes of the shares both one year after the shares are transferred to the optionee and two years after the option is granted, any gain realized upon the disposition will be taxable as long-term capital gain. However, if the optionee does not satisfy the applicable holding period, the excess of the fair market value of the shares at the date of exercise over the option exercise price (but not exceeding the amount by which the sale price of the shares exceeds the option exercise price) will be taxable as ordinary income for the year in which the shares are disposed of. Upon the exercise of an SAR or NSO, the excess of the fair market value of the underlying shares at the date of exercise over the option exercise price for such shares will be taxable to the optionee as ordinary income. The Company will be entitled to a corresponding tax deduction for any amounts which are taxable to an optionee as ordinary income.

  Approval of the Plan will require that more votes be cast in favor of the Plan than against the Plan. The Plan is being submitted for shareholder approval in order for the options to quality for the special tax treatment accorded ISOs, to insure that certain transactions under the Plan qualify for an exemption from the "short swing profits" provisions of the Securities Exchange Act of 1934, and to comply with the regulations of the National Association of Securities Dealers. The Company intends to register the common stock issuable under the Plan pursuant to the Securities Act of 1933.

  The Board of Directors recommends a vote FOR approval of the Plan.

                      APPROVAL OF APPOINTMENT OF AUDITORS

  The firm of Ernst & Young, LLP has served as the Company's independent auditors since 1990 and has been appointed as the Company's independent auditors for the fiscal year ending December 31, 1999. The Board of Directors recommends a vote FOR approval of this appointment.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information regarding the compensation of the Company's five most highly paid executive officers (the "Named Executive Officers").

                                                                    Long Term
                                    Annual Compensation        Compensation Awards
                              ------------------------------- ---------------------
                                                              Restricted
                                                 Other Annual   Stock     Options/   All Other
Name and                                  Bonus  Compensation   Awards      SARs    Compensation
Principal Position       Year Salary ($) ($)(1)     ($)(2)      ($)(3)   (# Shares)    ($)(4)
------------------       ---- ---------- ------- ------------ ---------- ---------- ------------
Lee B. Foster II         1998  283,000   114,295      *         31,950     32,500      28,988
 President & Chief       1997  280,000    69,049      *         19,480          0      26,493
 Executive Officer       1996  275,833    91,364      *              0          0      25,232

Stan L. Hasselbusch      1998  175,721    82,967      *         19,837     50,000      16,081
 Executive Vice
 President &             1997  151,250    39,900      *          9,845          0      12,822
 Chief Operating Officer 1996  139,333    44,560    22,782(5)        0          0      11,604

Henry M. Ortwein, Jr.    1998  143,477    82,816      *         23,152          0      12,486
 Senior Vice President-- 1997  130,466    39,545      *          9,748          0       9,157
 Rail Manufactured
 Products                1996  109,154    30,071      *              0          0       7,738

Dean A. Frenz            1998  162,000    57,287      *         16,014          0      13,856
 Senior Vice President-- 1997  160,000    21,469      *          6,057          0      12,911
 Rail Distribution       1996  157,300    34,106      *              0          0      13,384

Roger F. Nejes           1998  150,000    50,486      *         14,115     15,000      12,979
 Senior Vice President-- 1997  140,000    28,772    18,190(6)    8,118          0      10,485
 Finance and
 Administration          1996  131,000    36,159      *              0          0      10,118

------
(1) The amounts included in this column for 1998 include, in addition to cash, the value, at $5 3/16 per share of the Company's common stock issued to the named executive officers on March 2, 1999 pursuant to the Company's 1998 bonus plan. The amounts for 1997 include, in addition to cash, the value at $5 1/8 per share of the Company's common stock issued to the named executive officers pursuant to the Company's 1997 bonus plan. The stock is subject to forfeiture if, subject to certain exceptions, the recipient's employment with the Company terminates within two years after the date of the stock's issuance.

(2) The amounts disclosed in this column include the value of Company provided term life insurance, leased car, executive Medical Reimbursement Plan, relocation expenses and Country Club dues and fees.

(3) Pursuant to the Company's 1998 bonus plan 20,254 shares of the Company's common stock were awarded to the named executive officers, with 6,159 shares awarded to Mr. Foster; 3,824 shares awarded to Mr. Hasselbusch; 4,463 shares awarded to Mr. Ortwein; 3,087 shares awarded to Mr. Frenz; and 2,721 shares awarded to Mr. Nejes. Dividends are payable on the restricted shares to the same extent as other shares of common stock. The awards set forth in this column also are included in the named executive officer's annual bonus and are further described in footnote (1). As of December 31, 1998, Mr. Foster held 3,801 shares of restricted common stock valued at $25,181; Mr. Hasselbusch held 1,921 shares valued at $12,727; Mr. Ortwein held 1,902 shares valued at $12,601; Mr. Frenz held 1,182 shares valued at $7,831 and Mr. Nejes held 1,584 shares valued at $10,494.

(4) The amounts disclosed in this column include the Company contributions to the L.B. Foster Company Voluntary Investment Plan and the Supplemental Executive Retirement Plan.

(5) This amount includes relocation expenses in the amount of $13,348.

(6) This amount includes Country Club dues and fees of $5,446 and $9,396 for a leased car.

  * The total is less than 10% of the executive's total salary and bonus for the year.

Option Grants

  The following table provides information on non-qualified stock options granted to the named executive officers in 1998:

                                                                     Potential Realizable
                                                                       Value at Assumed
                     Number of   % of Total                         Annual Rates of Stock
                       Shares     Options                             Price Appreciation
                     Underlying  Granted to   Exercise               for Option Term ($)
                      Options    Employees    or Base    Expiration ----------------------
Name                  Granted     in 1998   Price ($/Sh)    Date          5%         10%
----                 ----------  ---------- ------------ ---------- ---------- -----------
Lee B. Foster II       32,500      18.57       $4.38     10/22/2008 $   89,375 $   226,850
Stan L. Hasselbusch    25,000(a)   14.29        5.25     08/12/2008     82,500     209,250
Stan L. Hasselbusch    25,000(a)   14.29        4.38     10/22/2008     68,750     174,500
Roger F. Nejes         15,000(a)    8.57        4.38     10/22/2008     41,250     104,700

------
(a) The option vests at the rate of 25% per year, commencing one year after the date of grant, and is exercisable until ten years after the date of the grant.

Option Exercises and Year-End Option Values

  The following table provides information on option exercises in fiscal 1998 by the named executive officers and such officers' unexercised options at December 31, 1998. The Company has not awarded any stock appreciation rights.

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                     Options At Fiscal      In-the-Money Options at
                          Shares                       Year-End (#)           Fiscal Year-End ($)
                       Acquired On     Value     ------------------------- -------------------------
Name                   Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                   ------------ ------------ ----------- ------------- ----------- -------------
Lee B. Foster II           2,500        5,475      170,000        --        $520,776        --
Stan L. Hasselbusch        2,000        3,630       48,000      50,000       141,380      90,500
Henry M. Ortwein, Jr.       --           --         25,000        --          75,105        --
Dean A. Frenz               --           --         43,750       6,250       131,469      18,281
Roger F. Nejes            12,500       21,906       37,500      15,000       112,963      33,675

                      PERSONNEL & COMPENSATION COMMITTEE
                             AND OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The three member Personnel & Compensation Committee (the "Compensation Committee") of the board of directors is composed of non-employee directors and is generally responsible for determining the compensation of the Company's executive officers, except for decisions made by the Option Committee concerning stock option awards. The decisions by the Compensation Committee are then reviewed by the full Board. This report is submitted by Messrs. Massman, Puth and Shaw in their capacity as the Board's Compensation Committee, and Messrs. Puth, Rackoff and Shaw in their capacity as the Option Committee, and addresses the Company's compensation policies for 1998 as they were generally applicable to the Company's executive officers and as they were specifically applicable to Mr. Foster.

              COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

  The Compensation Committee's policies are designed to enable the Company to attract and retain qualified executives and to provide incentives for the achievement of the Company's annual and long-term performance goals. The vehicles for compensating and motivating executive officers include cash compensation, stock awards, stock options, participation in a 401(k), a supplemental executive retirement plan and other benefits. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and currently does not anticipate paying compensation in excess of $1 million per annum to any employee.

  . Cash Compensation

  Each year the Company obtains survey data in order to determine the competitiveness of its pay structure for senior management. The surveys considered in determining the pay scales for 1998 were published by Watson Wyatt Data Services and covered companies that were manufacturers of durable goods with annual sales of up to $297 million, fabricators of metal products with annual sales of up to $400 million, or general manufacturers with sales of up to $300 million. The data shows that the Company's executive officers' base salaries ranged from 13.6% below to 13.3% above the median base salaries for comparable positions in the durable goods manufacturing industry, from 15.9% below to 19.9% above the median base salaries for comparable positions in the metal fabricating industry and from 24.8% below to 7.1% above the median base salaries for comparable positions in the general manufacturing industry.

  The Company uses survey data only to establish rough guidelines for its decisions on executive compensation. Specific decisions are then made largely on subjective assessments of the officer's performance, the responsibilities and importance of the officer's position within the Company and the overall performance of the Company.

  During 1998, the Company also maintained an Incentive Compensation Plan to provide incentives and rewards for employees. Awards to executive officers under the Incentive Compensation Plan are in the form of both cash and Company stock and are based upon the Corporation's overall profitability, the officer's grade level and base salary and, for officers who are responsible for particular operating units, the performance of such operating units. For 1998, cash awards under the Plan ranged from 17.5% to 42.8% of the 1998 base compensation of the Company's executive officers. Survey data published by Watson Wyatt Data Services indicate that the aggregate cash compensation (excluding stock awards under the Incentive Compensation Plan) paid to the Company's executive officers was 11.2%, 2.0% and 5.7% below the aggregate median cash compensation paid for comparable executive positions in the, respectively, durable goods manufacturing industry, metal fabricating industry and general manufacturing industry. In addition, the Company awarded 34,826 shares of the Company's common stock to its executive officers, which stock is subject to forfeiture if, subject to certain exceptions, the executive's employment with the Company terminates within two years from the date of the award. Awards of stock to Messrs. Foster, Frenz, Hasselbusch, Nejes and Ortwein are included in the Summary Compensation Table.

  Many of the companies included in the peer group used to compare shareholder returns are substantially larger than the Company and do not necessarily represent the Company's most direct competition for executive talent. Consequently, the survey data used by the Compensation Committee does not correspond to the peer group index in the five-year Total Return graph included in the proxy statement.

  . Stock Option Plan

  The Company's 1985 Long-Term Incentive Plan as Amended and Restated and the 1998 Long-Term Incentive Plan (the "Plans") authorize the award of stock options and stock appreciation rights ("SAR's") to key employees, officers and directors of the Company and its subsidiaries. The Plans are designed to motivate key employees by providing participants with a direct, financial interest in the long-term performance of the Company. The participants and their awards are determined by the Option Committee of the board of directors. The purchase price of optioned shares must be at least the fair market value of the common stock on the date the option is granted, and the term of options may not exceed ten (10) years. Both "incentive stock options" and "non-qualified stock options" may be awarded under the Plan. Stock appreciation rights may be awarded at any time prior to six months before the stock option's expiration date and represent the right to receive payment of an amount not exceeding the amount by which the average of the reported high and low sales prices of the Company's common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. The exercise of a SAR cancels the related stock option. In determining the number of options to award a participant, the Option Committee generally takes into account, among other factors, the number of options previously awarded to the participant. The table at page 11 describes options granted to Messrs. Foster, Hasselbusch and Nejes in 1998.

  . Retirement Plan

  The Company maintains the L. B. Foster Company Voluntary Investment Plan, a salary reduction plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees with over one (1) year of service. Eligible employees may contribute up to 15% (10% maximum on a pre-tax basis) of their compensation to the Plan, and the Company is required to contribute 1% of the employee's compensation plus $.50 for each $1.00 contributed by the employee, subject to a maximum of from 4% to 6% of the employee's compensation. Based upon the Company's financial performance against predetermined criteria, the Company may be required to contribute up to an additional $.50 for each $1.00 so contributed. The Company also may make additional discretionary contributions to the Plan. Company contributions vest upon completion of five (5) years of service. The Company's contributions for 1998 to the Voluntary Investment Plan for Messrs. Foster, Frenz, Hasselbusch, Nejes and Ortwein are included in the Summary Compensation Table. The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits which approximate the benefits which the executives cannot receive under the Voluntary Investment Plan because of Internal Revenue Code limitations.

  . Other Compensation Plans

  At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain executive officer leased vehicle, life and health insurance programs. The incremental cost to the Company of the executive officers' benefits provided under these programs for Messrs. Foster, Frenz, Hasselbusch, Nejes and Ortwein are included in the Summary Compensation Table, if such benefits exceeded 10% of named officer's salary and bonus for the year. Benefits under these plans are not directly or indirectly tied to Company performance.

                        Mr. Foster's 1998 Compensation

  Mr. Foster is eligible to participate in the same executive compensation plans as are available to other executive officers. Mr. Foster's annual base salary was increased by $12,000 to $292,000, effective October 1, 1998. According to data published by Watson Wyatt Data Services, Mr. Foster's salary is approximately 1.7% below the median base salary for chief executive officers of metal fabricating companies with median sales of $178 million and approximately 2.7% below the median base salary for chief executive officers of durable goods manufacturing companies with median sales of $234 million. Mr. Foster's salary is 5.2% below the median base salary for chief executive officers of general manufacturing companies with median sales of $281 million. Consistent with the Compensation Committee's general practice, there was no special attempt to set Mr. Foster's compensation in any particular relationship to the compensation data.

  As a participant in the Incentive Compensation Plan, Mr. Foster received a cash award of $82,345 for 1998 plus 6,159 shares of the Company's common stock. Under the Plan, Mr. Foster's award was based upon the Company's 1998 pre-tax income. According to data published by Watson Wyatt Data Services, Mr. Foster's 1998 total of base salary and cash incentive compensation (excluding stock awards) was approximately 15.6% below the median total cash compensation of chief executive officers in the durable goods manufacturing industry, 6.7% below the median total cash compensation of chief executive officers in the metal fabrication industry, and 13.3% below the median total cash compensation of chief executive officers in general manufacturing. Mr. Foster was also awarded options to acquire up to 32,500 shares of the Company's common stock for $4.38/share in October, 1998.

                                       PERSONNEL & COMPENSATION COMMITTEE

                                       John W. Puth, Chairman
                                       Richard L. Shaw
                                       Henry J. Massman IV

                                       OPTION COMMITTEE

                                       John W. Puth
                                       William H. Rackoff
                                       Richard L. Shaw

                               GRAPH APPEARS HERE

        December 31,             1993   1994   1995   1996   1997   1998
L.B. FOSTER COMPANY [.]           100    98     128    113    149    200
PEER GROUP          /\            100   103     101    101    105     76
NASDAQ STOCK MARKET (U.S.) [ ]    100    98     138    170    209    293
  The Peer Group is composed of the following steel or iron related companies where stocks are listed on domestic securities exchanges: Ampco-Pittsburgh Corp., Armco, Inc., Bayou Steel Corp. La Place, Bethlehem Steel Corp., Birmingham Steel Corp., British Steel Plc., Carpenter Technology Corp., Friedman Inds. Inc., Geneva Steel Co., Hmi Inds. Inc., Inland Steel Inds. Inc., Insteel Inds. Inc., Keystone Cons Inds. Inc., LTV Corp. New, Matec Corp., Maverick Tube Corp., Meridian Natl. Corp., N S Group, Inc., National Std Co., Nucor Corp., Oregon Steel Mills, Inc., Precision Castparts Corp., Quanex Corp., Texas Inds. Inc., Tubos De Acero De Mexico S. A., Tyler Corp. Del., USX US Steel Group, Weirton Steel Corp., Whx Corp.

                            ADDITIONAL INFORMATION

  Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

  Representatives of Ernst & Young, LLP are expected to be in attendance at the meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if they so desire.

  Stockholders' proposals intended to be presented at the Company's 2000 annual meeting must be received by the Company no later than December 31, 1999 to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. A nomination of a person for election as a director and any other proposal made by a shareholder shall not be considered unless written notice has been received by the Company's Secretary not less than 90 days in advance of the meeting or, if later, the seventh calendar day following the first public announcement of the date of the meeting.

Pittsburgh, Pennsylvania
April 15, 1999

                                     PROXY
                              L.B. FOSTER COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 20, 1999

The undersigned hereby appoints Lee B. Foster II and David L. Voltz, and each or either of them, to represent the common stock of the undersigned at the Annual Meeting of Stockholders of L.B. Foster Company to be held at the Pittsburgh Green Tree Marriott, 101 Marriott Drive, Pittsburgh, Pennsylvania on May 20, 1999 at 11:00 a.m. or at an adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR all Nominees" in Item 1, "FOR" Item 2 and "FOR"
Item 3. If any other matter should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.

          (PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)

            \/  Please Detach and Mail in the Envelope Provided \/
                       __
A [X] Please mark your |                                         |
      votes as in this                                           |
      example.                                                   ------


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEM 2, AND "FOR" ITEM 3.

            FOR all      WITHHOLD AUTHORITY
           Nominees     to vote for all Nominees                                                               FOR  AGAINST  ABSTAIN
Item 1.     [  ]             [    ]              Nominees: L.B. Foster II       2. Approve 1998 Long-Term      [  ]  [   ]    [   ]
  Election of the                                          Henry J. Massman IV     Incentive Plan as amended
  following                                                J.W. Puth               and restated
  nominees as Directors:                                   W.H. Rackoff
WITHHOLD AUTHORITY to vote for the following               R.L. Shaw            3. Approve appointment of      [  ]  [   ]    [   ]
only: (Write the name of the Nominee(s) in the space                                Ernst & Young as
below:                                                                              Independent Auditors in 1999

 ---------------------------------------------------                      (PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                                                                PROMPTLY IN THE ENCLOSED ENVELOPE)



SIGNATURE                               Date         , 1999                                                     Date       ,  1999
         -------------------------------    ----------      ---------------------------------------------------     --------
                                                                         SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name appears on the certificate representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please sign full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
